October 28, 2004

John Batton, CEO
OptiCon Systems
9001 Airport Freeway
Suite 750
N. Richland Hills TX, 76180

Dear John:

This is to confirm the agreement between OptiCon Systems and the Officers/Directors (collectively and individually referred to herein as the “Company”) and Abacus Capital LLC (“AC”) under which AC agrees to provide services to the Company in accordance with the terms and conditions set forth herein.

For the purposes of this Agreement, “Services” is defined as acting as consultant/finder in the effort to source acquisition targets and to obtain capital for the Company, or otherwise arrange for the Company to receive capital, through any and all means, including without limitation (1) equity financing, (2) debt financing, (3) merger, acquisition, business combination, or purchase and sale of assets, or (4) a joint venture, strategic contract; provided, however, that AC provides no assurances that its efforts will be successful.

For the purposes of this Agreement, “Consideration” is defined as the aggregate amount of all cash, debt assumed, plus the fair market value of all securities and other property, received by the Company, its agents, employees, stockholders, affiliates, and subsidiaries, in connection with a transaction, of any nature, arising from AC rendering of Services hereunder. For the purposes of this Agreement: (i) the fair market value of any share or unit of any stock or other security in which a public market exists shall be based on the selling price of the stock or security on the applicable public market as of the day of closing of the transaction; and (ii) the fair market value of any share or unit of any stock or other security in which no public market exists and of all other property shall be the value as agreed to by the parties or as determined by an independent appraiser chosen by the parties hereto.

1.
For the term of this Agreement, the Company hereby engages AC to be its non-exclusive agent to provide Services to the Company and AC agrees to furnish Services to the Company on a “best efforts” basis in consideration of which the Company agrees to pay AC the following compensation:

a.
If the Company consummates a transaction involving equity financing or convertible debt financing of any nature with a party who was introduced to the Company through AC within twenty-four (24) months prior to the closing of such transaction, the Company shall pay a cash fee equal to ten percent (10%) of the aggregate Consideration to AC upon the actual transfer of Consideration to the Company.

b.
If the Company consummates a merger, acquisition, business combination or sale or purchase of substantially all assets with a party who was introduced to the Company through AC within twenty-four (24) months prior to the closing of the transaction, then the Company shall pay a cash fee equal to five percent (5%) of the value of the first one million dollars ($1,000,000), plus; 4% of the value of the second one million dollars ($1,000,000), plus; 3% of the value of the third one million dollars ($1,000,000), plus; 2% of the balance of the aggregate Consideration to AC upon the actual transfer of Consideration to the Company or its stockholders, affiliates or subsidiaries.

c.
If the Company enters into a joint venture, partnership, research or development contract, or other contractual arrangement with a party who was introduced to the Company through AC within twenty-four (24) months prior to the execution of the contractual arrangement, then the Company shall pay a fee to AC at such time or times as Consideration arising from such contractual arrangement is actually received by the Company, equal to ten percent (10%) of the Consideration received during a period of ten years following the execution of such contractual arrangement, and five percent (5%) of the Consideration received by the Company thereafter to a maximum of five hundred thousand dollars ($500,000).

d.
If the Company consummates a transaction involving non-convertible debt financing of any nature with a party who was introduced to the Company through AC within twenty-four (24) months prior to the closing of such transaction, the Company shall pay a cash fee equal to five percent (5%) of the aggregate Consideration to AC upon actual transfer of Consideration to the Company.

e.
If the Company consummates a Transaction with a party who was introduced to the Company through AC that charges a fee not covered under the AC Agreement, the Company shall pay a transaction fee to AC upon the actual transfer of Consideration to the Company equal to Two percent (2%) of the aggregate Consideration.

f.
The Company agrees to issue AC common share warrants of the Company in an amount equal to two (2) times the cash fees earned based on the selling price of the common shares on the public market as of the day of closing of any transaction. The warrants shall have a two (2) year term and be convertible to registered common shares.

g.
The Company shall pay to AC a non-refundable retainer fee equal to ten thousand dollars ($10,000) per month during the term of this agreement and any extensions thereafter. The first month’s retainer fee is due upon the first actual transfer of Consideration to the Company. Cumulative monthly retainer fees shall be deducted from cash fees earned.

h.
The Company agrees to issue AC non-restricted common shares of the Company in an amount equal to twenty percent (20%) of the issued and outstanding common shares of the Company post merger upon acceptance of a minimum of five hundred thousand dollars ($500,000) in aggregate Consideration or upon acceptance of an agreement to merge.

2.
For the purposes of this Agreement, a party shall be considered to have been “introduced to the Company through AC” if such a party was introduced to the Company either directly or indirectly by AC, its agents or employees, or if the transaction between the Company and such party arose from or was made possible by, in whole or in part, any efforts of AC, its agents or employees.

3.
This Agreement shall continue until the later of six (6) months from the date of this Agreement or until terminated by either party, with or without cause, upon delivery of written notice by one party to the others; provided, however, that termination shall not limit, modify, or otherwise affect the rights of AC to receive its entire compensation pursuant to the terms of Paragraph 1 above in connection with any transaction executed by the Company with a party who was introduced to the Company through AC prior to termination; provided further, that the Agreement shall be automatically renewed for successive three (3) month periods six (6) months after the date of this Agreement unless either party terminates this Agreement by delivery of written notice from one party to the other.

4.
The Company agrees to furnish all information and documents to potential investors and otherwise take all actions necessary to comply with all applicable federal and state securities laws and other laws.

5.
In providing Services to the Company under this Agreement, AC shall be an independent contractor, and no party to this Agreement shall make any representations or statements indicating or suggesting that any joint venture, partnership, or other such relationship exist between AC and the Company. AC shall not be entitled to make any commitments or create any obligations on behalf of the Company without the Company’s written consent.

6.
Each party hereto (the “indemnifying party”) agrees to indemnify and hold harmless the other parties hereto, their agents, employees, officers, stockholders, and affiliates, and each person who controls any such indemnified parties from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and attorneys fees) arising out of or based upon any actual or alleged breach or default of, misrepresentation in, or failure under, any warranty, representation, or obligation made by or imposed upon the indemnifying party in this Agreement or in connection with any transaction contemplated hereunder.

7.
Each party to this Agreement hereby represents and warrants to the other that the execution of and performance under this Agreement by such party shall not violate, conflict with, or result in a breach or default under, any agreement, understanding or commitment of any nature, or any state, federal or local ordinance, statute or other law to which such party is bound or subject.

8.
The Company will not make any representation, statement, or warranty in any instrument or document executed or furnished in connection with a transaction referenced herein, which contains or will contain any untrue statement of material fact, or omit to state a material fact which is necessary to make the statements and information contained therein not misleading.

9.
The representations, warranties, and obligations contained in this Agreement shall survive the closing of any transaction referenced herein, and the termination of this Agreement pursuant to the terms of Paragraph 3.

10.
If any party hereto shall bring any suit or action against another for relief, declaratory or otherwise, arising out of this Agreement, the prevailing party shall have and recover against the other party, in addition to all court costs and disbursements, such sum as the court may adjudge to be a reasonable attorney’s fee.

11.
The Company shall reimburse AC whether or not any transaction contemplated hereunder is consummated, for all of its reasonable and necessary pre-approved out-of-pocket expenses incurred that are related to its efforts hereunder. Invoices for out-of-pocket expenses shall be supported by appropriate documentation. Expenses shall be promptly reimbursed to AC upon presentation of invoices to the Company by AC. Fees earned shall be paid out of the funds received at closing.

12.	All obligations of Company and Shareholders, or either of them, hereunder are joint and several.
13.
This Agreement shall inure to the benefit of and be binding upon AC and the Company and any of their respective heirs, successors and assigns. This Agreement is intended to be and is for the sole and exclusive benefit of the parties hereto and their respective heirs, successors and assigns and for the benefit of no other person, and no other person shall have any legal or equitable right, remedy or claim under or in respect of this Agreement. This Agreement may not be assigned without the prior written consent of all parties hereto.

If this letter correctly sets forth the entire understanding between AC and the Company with respect to the foregoing, please so indicate by signing below, at which time this letter shall become a binding contract.

Sincerely,	Accepted and agreed as of the date first above written:

ABACUS CAPITAL LLC	OPTICON SYSTEMS

Jerry L. Smith, Manager	John Batton, CEO